April 24, 1998



Thomas M. Luthy
8 Enatai Drive
Bellevue, WA 98004

Dear Tom:

I am pleased you are willing to extend your retirement date and continue as Senior Vice President - Wood Products. We agreed that you would continue to lead the wood products organization through this year, participate in year-end performance and bonus management activity and then retire on March 31, 1999.

In consideration of your decision to extend your retirement date, we agreed to adjust your salary, effective March 2, 1998, to $337,000. Further, the company will pay a retention incentive bonus amount of $325,000 in the manner noted below on the condition that you continue to provide active services in the above capacity through March 31, 1999.

You have agreed to defer this $325,000 bonus into "Stock
Equivalents" under the same terms as the Company's
Comprehensive Incentive Compensation Plan (the "Plan"), except as described below. The bonus will be converted to Weyerhaeuser Share Equivalents based on the average of the high and the low price on April 27, 1998.

As you know, the Plan provides for a mandatory deferral period of five years. For purposes of your retention incentive bonus, the mandatory deferral period will be four years, beginning April 27, 1998. After the deferral period, you may convert the stock equivalents to an interest-bearing account. Additionally, the Plan provides for a premium, however your retention incentive bonus will contain no such premium feature.

You must irrevocably elect a payment schedule prior to April
27, 1998 with payments beginning no earlier than four years from April 27, 1998 and according to the limits of the Plan.

Your Management Incentive Bonus for 1998 and the first quarter of 1999 will be determined per the normal Plan provisions and payout processes.


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Thomas M. Luthy
April 24, 1998
Page 2


While you and I expect that you will be employed through March of 1999, in the event of death, disability or termination, the provisions of the company plans covering these events and the Comprehensive Incentive Compensation
Plan would apply.

Please let me know if you have any questions or concerns.

Sincerely,


/s/ Steven R. Rogel
--------------------
Steven R. Rogel
President and CEO

Accepted this 24th day of April 1998.


/s/ Thomas M. Luthy
---------------------
Thomas M. Luthy